Exhibit 99.1

M E M O R A N D U M  O F  U N D E R S T A N D I N G

This Memorandum of Understanding ("MOU") is entered into this 1st.  day of April, 2011 between TII Trading International Investment, Inc. a corporate entity organized under the laws of State of Nevada and a wholly owned subsidiary of Sapo International S.A. ("TII") and SIONIX CORPORATION, a corporate entity organized under the laws of the State of Nevada, United States of America ("SIONIX") for purposes of defining the general terms and conditions of a subsequent business relationship to address water treatment conditions in Japan caused by the recent earthquake and resultant tsunami.

PURPOSE

The stated intention of the Parties to this MOU is to establish a Joint Venture (hereinafter, the "JV") within a mutually acceptable jurisdiction to facilitate the transfer and domicile of certain SIONIX confidential and proprietary Intellectual Property, including patents and know-how, for the design, fabrication, assembly, installation, start-up, commissioning, training, warranty administration, and after-market servicing the Sionix Mobile Water Treatment System ("MWTS") as it is now, or may hereinafter, be configured in  Japan and all its recognized international territories (if any).  This purpose will be accomplished and memorialized in a subsequent Technology Licensing Agreement (the "Licensing Agreement") that will incorporate the terms and conditions of this MOU therein.

GENERAL CONDITIONS

1)           Proposed Equity Structure.  A corporate entity (within a jurisdiction to be mutually agreed upon) with a capital structure of 25% interest to SIONIX and 75% interest to TII.   The proposed SIONIX capital interest shall represent the contribution of a limited license to use the Sionix confidential and proprietary intellectual property (hereinafter, the "SIONIX IP"), as hereinafter defined, to design, fabricate, assemble, install, start-up, commission, and operate, or in the alternative to train a subsequent purchaser of a MWTS to operate, and provide warranty and after-market service.  The Parties shall agree and deem that no further capital calls, now or in the future, shall be payable by SIONIX, and that the SIONIX equity interest in the JV shall remain undiluted after subsequent capital calls.  The 75% interest to TII shall include all costs associated with the incorporation, start-up, and subsequent administration and operation of the JV, or until such time as the Parties to the JV shall agree that such JV should be terminated by mutual consent.

2)           JV Management.  All operational, administrative, and financial management of the JV shall be the sole and exclusive responsibility of TII; provided, however, during a period of two (2) years following the implementation of the License Agreement, SIONIX technical personnel shall be retained for consultations on application engineering recommendations of not less than 240 hours/year at the SIONIX standard charge-out rate of $250/hour.

3)           Board of Directors.  SIONIX shall receive board membership and voting rights equivalent to their percentage ownership interests in the JV, with TII receiving the same membership and voting rights in accordance with their ownership interests.  Voting rights may not be assigned to any other entity without the express written consent of the non-transferring Party.  The SIONIX representative to the JV Board of Directors shall be elected as non-executive Chairman of the Board for a period of not less than two (2) years after the implementation of the JV.

4)           Territory.  The "Territory" that is the subject of the License Agreement shall be limited to the nation of Japan and their external territories.  Any sale of a SIONIX MWTS within the Territory for installation outside of the Territory is subject to the approval of SIONIX at their sole and exclusive discretion; provided, however, approval shall not be unreasonably withheld.  Contingent upon certain terms and conditions of the Licensing Agreement, it is anticipated that the JV will be granted exclusive rights within the Territory for the use of the SIONIX IP and the sale of the MWTS where the SIONIX IP is embedded.  Maintenance of the exclusivity shall be subject to the annual achievement of certain minimum sales conditions, which conditions shall be agreed upon between the Parties prior to execution of the License Agreement.

5)           Corporate Governance.

5.1)           The JV and TII shall adhere to U.S. Intellectual Property Laws and submit to the exclusive personal jurisdiction of the U.S. District Court in Los Angeles, California, USA in matters pertaining to any dispute with respect to the IP orin those matters of corporate governance concerning dividends, dividend payments, or debt repayment (as such debts may occur between SIONIX and the JV only).

5.2)           The JV will report all financial reporting in accordance to U.S. GAAP (Generally Accepted Accounting Principles), and shall prepare monthly financial statementsfor prompt submittal to SIONIX and annual audited financial statements, by an audit firm acceptable to SIONIX and PCAOB certified for SEC financial purposes.

5.3)    The SIONIX IP is, and shall always be, the sole and exclusive property of SIONIX and not the JV.  Any intellectual property that is developed by the JV or TII that is directly related to or predicated upon the SIONIX IP or logically flows from the exposure to the SIONIX IP shall become the property of the JV with the understanding that SIONIX will receive a perpetual, royalty free right and license to use and re-license such developed intellectual property in any area of the world outside JV Territory, as defined in 4) above.

5.4)           Terms and Conditions of this MOU and the Mutual Confidentiality and Non-Disclosure Agreement (the "NDA") shall be incorporated in the LicensingAgreement.  Furthermore, the current NDA shall be incorporated herein as Exhibit "A" by reference as an integral part of this MOU.

5.5)           Mutual indemnifications and "hold harmless" clauses mutually satisfactory to the Parties hereto shall be incorporated into the License Agreement.

5.6)           This MOU shall be governed by the laws of the State of Delaware, USA and any dispute under this MOU or the subsequent License Agreement shall be submittedto binding arbitration before an International Arbitration Tribunal of three members, one (1) each selected by each Party and one (1) by the Arbitration authority in Los Angeles, California, USA.  The findings of this Arbitration Tribunal shall be legally enforceable in any international jurisdiction and the Parties will submit to a "Consent of Judgment" declaration in the License Agreement.

5.7)           The Parties to this MOU and the subsequent License Agreement understand and agree that neither the MOU or License Agreement shall be assigned or conveyed toany third Party or any related party of either Party without the express writtenconsent of the non-assigning Party, which consent shall not unreasonably be withheld.

5.8)           All terms and conditions of sale for the SIONIX MWTS by the JV shall be approved by SIONIX, including any subsequent change or modification thereof. Such approval shall not unreasonably be withheld.

6)           Profit Sharing/Distributions.

6.1)           A License fee (the "License Fee) shall be assessable against the JV by SIONIX as compensation for the transfer of technology contemplated by this MOU and subsequent License Agreement.  The License Fee shall be calculated as a surcharge on that royalty fee (the "Royalty Fee" as defined in 6.2 below) owed to SIONIX as a percentage of the sale of water by the JV to third parties, including affiliates of the Parties hereto, which Royalty Fee shall be negotiated in good faith between the Parties to this MOU prior to the execution of the License Agreement.  The License Fee will be deferred by SIONIX until such time as the JV has commenced manufacturing of the MWTS and sale of the treated water from the MWTS has commenced in accordance with 6.2 below.  Further, subject to 6.2 below, the JV shall guarantee to SIONIX a minimum yearly License Fee.

6.2)           A Royalty Fee shall be assessable upon the JV by SIONIX for every MWTS sold by the JV or, in the alternative, as a percentage of any water sold by the JV to any other party by the JV operation of the SIONIX MWTS.  SIONIX acknowledges TII has advised SIONIX that:  (i) their intention in the Japanese market is to sell the treated water from the application of the SIONIX IP and operation of the MWTS, and (ii) during some period of time after the execution of the License Agreement the JV may "donate" water to various Japanese entities affected by the earthquake and resultant tsunami without charge (the "Donation Period"), and consequently SIONIX agrees to defer collection of a Royalty Fee until such time as the majority of the treated water from the MWTS shall be sold at a fee, but in no event shall the Donation Period extend beyond six (6) months after the execution of the License Agreement.

6.3)           A Consulting Fee shall be assessable the JV by SIONIX in accordance with Section 2 above.

6.4)           The JV shall not be allowed to retain earnings in excess of a level that shall be negotiated in good faith between the Parties to this MOU.  The intent of this paragraph is that excess earnings above that level shall be distributed regularly to the interest holders of the JV in accordance with sound business practices and management judgment.

6.5)           Payment of the Royalty Fee described in 6.2) above shall not be later than thirty (30) beyond the date when payment for sale of the MWTS or the applicable sale of water are received by the JV.  These terms shall be an integral part of the terms and conditions of sale contemplated in 5.8) above.

7)    Conditions Precedent.

7.1)   TII shall have issued a conditional Purchase Order consisting of one (1) MWTS, configured as SIONIX deems necessary to fulfill the testing criteria as defined in 7.3 below, and twenty-nine (29) additional MWTS thereafter configured as the Parties may hereinafter agree upon, and issue a letter of interest from a top ten (10) world bank or EXIM Bank showing available funds to manufacture and purchase the SIONIX MWTS to be delivered to a destination in Japan as defined by TII for Japanese market.  The letter of interest should be of sufficient funds to cover the cost of the MWTS.  Upon testing and installation of the first machine in Japan and acceptance of the machine by the government of Japan, payment will be release on a milestone schedule.  Additionally, TII will be responsible for all outgoing freight FOB Seattle, WA, customs fees (outbound and inbound, if any) inbound freight from the arriving destination to the installation site, rigging crews to set the equipment in place, as well as external to the MWTS plumbing (shipfitting) and electricians ("Local Service Providers"), and the cost of SIONIX installation crew, including travel to and from Japan, lodging, per diem, and other reasonable and necessary expenses while in Japan.

7.2)   A mutually acceptable Treatment Standard with concomitant testingprotocols will be agreed upon by the Parties to this MOU, but in no case shallthe testing protocols be less than 15 pCi/L for Alpha emitters or 200 pCi/L forBeta emitters or photon radioactivity from man-made radionuclide's in drinking water (Cesium-137 is an example of photon radioactivity).   If other radionuclide's which emit Beta particles and photon radioactivity are present, the sum of the annual dose from all the radionuclide's shall not exceed 4 mrem/year.

7.3)   Immediately upon completion of the testing protocols, TII shall release the funds stated on the payment mile stone payment schedule.

7.4)   Upon achievement of satisfactory testing conditions as defined in 7.2 above, SIONIX shall immediately undertake the fabrication and assembly of the twenty- nine (29) additional MWTS at a location specified by SIONIX in its sole discretion, properly configured in accordance with their intended application, at prices established in the Price List, attached hereto as Exhibit "B" and incorporated herein by reference.  During the course of fabrication and assembly of these additional twenty- nine (29) MWTS, TII or the JV (as the case may be) shall provide technicians to be assigned to SIONIX for purposes of in-depth training in the technology; design and application considerations; pre-shipment testing protocols; PLC programming and telemetry; installation and start-up activities; maintenance; warranty; and after-market service conditions.

7.5)           Upon completion of the testing conditions generally defined in 7.2 above and subject to the payment deferral of License Fees described in 6.1 above, the License Agreement shall become effective and training of JV personnel with allaspects of the SIONIX IP shall commence simultaneous with 7.4 above.

7.6)   All subsequent sales of the SIONIX MWTS in the Territory shall be made through the JV, in accordance with terms and conditions that the Parties tothis MOU and the License Agreement shall subsequently agree in good faith.

8)    Term and Termination.  This MOU shall automatically terminate upon execution of the License Agreement contemplated herein or six (6) months after the execution if the Precedent Conditions defined in 7) above have not been achieved.

9)    Representations and Warranties.  The Parties represent and warrant that they have the requisite corporate authority to enter into this MOU and the subsequent License Agreement, and the representatives of each Party have the proper authority to bind each Party to the provisions of this MOU.  Each Party acknowledges that the representations and warranties undertaken in this MOU are not inclusive of the representations and warranties that will be required in the License Agreement, and that the representations and warranties in this MOU and the subsequent License Agreement shall survive the termination of either the MOU of License Agreement for any reason.

10)           Time is of the Essence.  The Parties hereto understand and agree that time is of the essence in the completion and implementation of the undertakings memorialized herein and will devote the necessary personnel resources to accomplish the contemplated transactions.

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IN ACCORDANCE WITH THE TERMS AND CONDITIONS IN THIS MEMORANDUM OF UNDERSTANDING, THE AUTHORIZED REPRESENTATIVES OF THE PARTIES HERETO AFFIX THEIR RESPECTIVE SIGNATURES HERETO AS EVIDENCE OF THE INTENTIONS AND EXPECTATIONS OF EACH.

SIONIX CORPORATION	TII Trading International Investments

James R. Currier	Katharina Blancato
Chairman/Chief Executive Officer	Chief Executive Officer